Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into as of the date of the last signature to this Agreement (“Effective Date”), by and between VPR BRANDS, LP (“VPR”), a Delaware limited partnership authorized to do business in Florida with a principal place of business located at 3001 Griffin Road, Fort Lauderdale, FL 33312 on the one hand; and PHD MARKETING, INC. (“PHD”), a California company with a principal place of business at 1373 Ridgeway Street, Pomona, CA 91766, on the other hand. Each of the foregoing may be referred to hereafter as a “Party”, and together as the “Parties.”

RECITALS

WHEREAS, VPR and PHD are parties to a lawsuit captioned VPR Brands, LP. v. PHD MARKETING, INC., Civil Action No. 21-cv-03797, which is currently pending in the United States District Court for the Central District of California (the “Action”);

WHEREAS, VPR alleges patent infringement of United States Patent No. 8,205,622 (the “‘622 Patent”), among other claims, in the Complaint, which allegations PHD denies and to which PHD raises affirmative defenses and counterclaims of non-infringement, invalidity and unenforceability of the “622 Patent”, among others;

WHEREAS, the Parties hereto both desire a mutually beneficial, dispute-avoiding arrangement;

WHEREAS, VPR and PHD wish to forever settle and compromise the allegations contained in the Complaint in the Action, and all other claims, demands, and controversies between them relating to the Action;

NOW THEREFORE and in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

1.	Recitals.

The foregoing recitals are true and correct, incorporated herein and made a part of this Agreement.

2.	Settlement Payment by PHD

Each Party shall bear its own attorneys’ fees and costs relating to the Action, and each party waives any and all claims for monetary relief related to the Action. Notwithstanding the foregoing, PHD shall pay VPR the sum of Eighty-Five Thousand ($85,000.00) (the “Settlement Sum”) on or before December 31, 2021. Payment shall be made by wire payment to the SRIPLAW Trust Account.

The Parties agree and acknowledge that the Settlement Sum shall not be construed as an admission or acknowledgment that reflects, evidences, or supports any of the alleged harm and alleged damages as asserted by the Plaintiff in the Complaint in the Action. No other outside party will be entitled to a set off, or otherwise, with respect to the Settlement Sum. Each party shall bear its own attorney’s fees and costs incurred in connection with all proceedings and related to this matter, including the preparation and drafting of this Agreement.

3.	VPR Representations, Warranties and Covenants.

VPR represents and warrants that: (i) it is the sole and exclusive owner of all right, title, and interest in and to the ‘622 Patent, and that no other Third Party owns any right to recover for infringement of or to assert any rights in or under the ‘622 Patent; (ii) it has the full, sole, and exclusive right to grant the licenses of the full scope set forth herein; (iii) it has the full, sole, and exclusive right to grant the releases and covenants set forth herein without the need for any consents, authorizations, or approvals not yet granted or obtained; (iv) there are no liens, conveyances, mortgages, assignments, encumbrances, or any other agreements or understandings that would prevent or impair the full and complete exercise of the terms of this Agreement, including the grant of the licenses and releases hereunder; (v) it has not assigned or otherwise transferred to any other Entity any rights to the ’622 Patent or any related family members of this patent (e.g. continuation, continuation-in-part patent applications or registrations) or otherwise that would conflict or prevent it from entering into this Agreement.

4.	Grant of Covenant Not to Sue to PHD and Covenant Not to Challenge; Assignment

4.1              Grant of Fully Paid-Up Covenant Not to Sue. Upon receipt of the Settlement Sum, VPR hereby grants to PHD a Covenant Not to Sue PHD with respect to the invention in the ‘622 Patent and all related patents and applications whether in existence as of the date of this agreement or later created, for the full term of the ‘622 Patent. In addition, VPR hereby grants PHD, contingent upon receipt of the payment of paragraph 1 and paragraph 2 herein, a non- exclusive, non-assignable license to practice the invention set forth in United States Patent No. 8,205,622 (“License”).

4.2            Covenant Not to Challenge ‘622 Patent. PHD covenants that they will take no action, directly or indirectly to render any claim of the ‘622 Patent invalid or unenforceable or not infringed, and that they will take no action, directly or indirectly to aid or assist any third-party to render any claim of any ‘622 Patent invalid or unenforceable or not infringed.

4.3              Assignment by PHD. PHD may not assign this Agreement, or assign or delegate any right or obligation under this Agreement, in whole or in part, without the prior written consent of VPR, which consent shall not be unreasonably withheld, except that PHD may assign its Covenant Not to Sue and License to an acquirer of all or substantially all of the equity or assets of PHD’s businesses to which this Agreement relates or the surviving entity in any merger, consolidation, equity exchange, or reorganization of their businesses to which this Agreement relates.

4.4              Assignment by VPR. VPR may not assign this Agreement or its rights under the ‘622 Patent unless such assignments or transfers of rights are made subject to the rights granted to PHD in this Agreement.

5.	Mutual General Release.

Each Party for itself and on behalf of its parents, subsidiaries, related companies, affiliates, assigns, and predecessor entities hereby remises, releases, acquits, satisfies, and forever discharges each and every other Party (including each Party’s past and present parent, subsidiary, affiliated, related or predecessor entities, and any and all of each such Party’s past and present officers, directors, agents, attorneys, accountants, representatives, insurers, servants, employees, independent contractors, shareholders, members, and partners, hereinafter collectively referred to as the “Releasees”), of and from any and all manner of, claims, actions, causes of action, suits, debts, sums of money, accounts, reckonings, contracts, controversies, agreements, promises, damages, attorney’s fees, obligations and demands whatsoever, in law or in equity, whether based on contract, statute, tort, or strict liability, and whether for compensatory, special, punitive, statutory, or any other damages or remedies (collectively the “Claims”), which each Party had or now has against any of the Releasees, or claims to have for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the Date of this Agreement. Notwithstanding the foregoing, each Party expressly excludes from the effect of this Release and does not release the Releasees from the terms, conditions, obligations, and promises set forth in this Agreement.

6.	Dismissal of the Action.

The Parties will submit to the Court, within 14 days of receipt of the payment provided in Section 2 above, a stipulation of dismissal of the Action, in the form attached hereto as Exhibit A, between VPR and PHD in its entirety, with prejudice, including all claims and counterclaims, with each side to bear its own attorneys’ fees and costs. See Exhibit A, Joint Stipulation of Dismissal with Prejudice.

7.	Governing Law and Venue.

This Agreement shall be governed by the laws of the United States and the laws of the State of California. The Parties agree that any suit, action, or other proceeding arising out of, or in connection with this Agreement shall be brought exclusively in the U.S. District Court for the Central District of California, and each Party hereby irrevocably consents and submits itself to, the proper and exclusive jurisdiction and venue of the U.S. District Court for the Central District of California for such purpose.

8.	Attorneys’ Fees for Enforcement of Agreement.

In the event of any litigation or proceeding, relating to the enforcement, interpretation, or breach of this Agreement, the prevailing party shall recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with such litigation or proceedings, and including all such fees, costs, or expenses on appeal.

9.	Binding Effect and Parties Bound.

This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the Parties to this Agreement, their legal successors, agents, heirs, assigns, partners, officers, directors, representatives, owners, shareholders, employees, affiliated corporations and business entities.

10.	Authority.

Each of the undersigned signatories who signs this Agreement on behalf of another entity represents and warrants that they are authorized to execute this Agreement on behalf of that Party. The Parties further declare, covenant, and warrant that they or their representatives are over the age of eighteen (18) years, and that they are not suffering from any legal, mental, or physical disabilities which would impair or disable them from executing this Agreement and that there have been no representations and/or statements made by the Parties hereto or their agents, employees, or representatives to influence the Parties in making or executing this Agreement.

11.	Mutual Representations and Warranties.

Each Party represents and warrants that, as of the Effective Date, (1) it has the authority to execute this Agreement and has full right, power, and authority to enter into this Agreement and to be legally bound by the terms, conditions, covenants, and releases set forth herein, and (2) this Agreement and its performance under this Agreement will not violate any other agreements between it and any other entity.

12.	Entire Agreement.

The Parties acknowledge and represent that no promise or representation not contained in this Agreement has been made to them, and that this Agreement contains the entire understanding and agreement between the Parties. This Agreement supersedes all prior negotiations and agreements, proposed or otherwise, written or oral, concerning the subject matter hereof, and contains all terms and conditions pertaining to the compromise and settlement of any and all disputes relating to the Action.

13.	Headings and Captions.

Headings and captions contained in this Agreement are for convenience only, and shall not be considered for any purpose in construing this Agreement.

14.	No Presumption Against Drafting Party.

This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because said Party drafted or caused the Party’s legal representative to draft any of the provisions.

15.	Severability.

Each provision of this Agreement shall be considered severable. If for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation or effect of any other provision of this Agreement.

16.	Amendments.

No modification of this Agreement shall be binding unless in writing and signed by the party to be charged.

17.	Notices.

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand to such Party’s address set out herein with written confirmation of receipt; (b) when received by the addressee if sent by a nationally recognized overnight courier, receipt requested; (c) on the fifth day after the date mailed to such Party’s address set out herein, by certified or registered mail, return receipt requested, postage prepaid; or (d) when sent by electronic mail to counsel at the addresses below.

If to VPR, Notices shall be made to:

Kevin Frija

CEO

VPR Brands

3001 Griffin Road

Fort Lauderdale, FL 33312

kevin.frija@vprbrands.com

with courtesy copy to:

SRIPLAW

Attn: Joel Rothman

21301 Powerline Road

Suite 100

Boca Raton, FL 33433

joel@sriplaw.com

If to PHD, notices shall be made to:

Samir Jaber

CEO

PHD MARKETING, INC.

1373 Ridgeway Street

Pomona, CA 91766

with courtesy copy to:

Mohammed M. Ahmad-Hamideh

MA@phd.marketing

18.       Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together constitute one and the same Agreement. The facsimile or electronic PDF signatures of the Parties shall be enforceable just as though they were the original signatures of the Parties.

19.       Declaration.

Each Party has executed this Agreement freely and voluntarily after consulting with their own counsel. In settling this dispute, none of the Parties hereto admit or concede the truth or any of the allegations contained in the pleadings herein or concede or acknowledge that they have any liability to one another and are settling to avoid the cost and expense of further proceedings, and to bring finality to this matter. The Parties agree that the Court shall maintain jurisdiction to enforce the provisions of this Agreement.

IN WITNESS WHEREOF and intended to legally bound, the Parties have hereunto set their hands as of the date below.

VPR BRANDS, LP.

Dated: 12/29/2021	By:	/s/ Kevin Frija
Name: Kevin Frija
Title: CEO

PHD MARKETING, INC.

Dated: 12/30/2021	By:	/s/ K.J. Semikian
Name: K.J. Semikian
Title: CFO